Exhibit 99.1

Regional Management Corp. Announces First Quarter 2018 Results

- Net income of $8.6 million and diluted earnings per share of $0.72 -

- 12th consecutive quarter of double-digit total finance receivables growth -

- 7th consecutive quarter of double-digit revenue growth -

Greenville, South Carolina – May 1, 2018 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•	Net income for the first quarter of 2018 was $8.6 million, an increase of 13.2% from the prior-year period. Diluted earnings per share for the first quarter of 2018 was $0.72, based on a diluted share count of 12.0 million.

•	Total finance receivables as of March 31, 2018 were $805.0 million, an increase of 15.8%, or $110.0 million, from the prior year.

•	Twelfth consecutive quarter that total finance receivables have grown at least 10% over the prior-year period.

•	Total core small and large loan finance receivables increased $146.5 million, or 25.3%, compared to the prior-year period.

•	Large loan finance receivables of $363.9 million increased $121.6 million, or 50.1%, from the prior-year period and now represent 45.2% of the total loan portfolio. Small loan finance receivables as of March 31, 2018 were $360.5 million, an increase of 7.4% over the prior-year period.

•	Total revenue for the first quarter of 2018 was $72.6 million, a $6.8 million, or 10.3%, increase from the prior-year period.

•	Seventh consecutive quarter of year-over-year double-digit revenue growth.

•	Interest and fee income increased 11.6%, driven by a 15.8% increase in finance receivables compared to the prior-year period.

•	Overall yield declined 140 basis points on a year-over-year basis primarily due to a shifting product mix, a net 20 basis point reduction related to the temporary shift of insurance claims, and a 10 basis point impact due to the 2017 hurricanes.

•	Provision for credit losses for the first quarter of 2018 was $19.5 million, an increase of 2.0% from the prior-year period, while total finance receivables increased 15.8%.

•	Annualized net credit losses as a percentage of finance receivables were 10.2%, a 70 basis point improvement from 10.9% in the prior-year period.

•	30+ day contractual delinquencies were 6.5% (0.2% of which was due to the 2017 hurricanes), comparable to March 31, 2017 and sequentially down from 7.5% (0.2% of which was also due to the 2017 hurricanes).

“We had another successful quarter to start off 2018,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “We saw continued strong performance on our top line driven by our core loan portfolio, with a double-digit increase in our finance receivables for the 12th consecutive quarter. Credit remained stable, our costs were under control, and we achieved another quarter of double-digit bottom line growth.”

“Furthermore, we have begun to reap the benefits of the systems and modernized infrastructure that we installed over the past couple of years,” continued Mr. Knitzer. “Our employees can better serve our customers with automated underwriting and servicing, our digital capabilities are being integrated into a more seamless experience for our customers, and, over time, we expect an enhanced credit function with the implementation of custom scorecards. All of this allows us to further improve our margins over the longer term. At the same time, we continue to employ our hybrid growth plan of increasing our receivables per branch while reaccelerating our de novo branch expansion, including entering two new states, Missouri and Wisconsin, in the back half of 2018.”

“It is truly an exciting time for all of us at Regional. Our efforts over the past few years have positioned Regional as strongly as we’ve ever been as we continue to focus on delivering long-term shareholder value,” concluded Mr. Knitzer.

First Quarter 2018 Results

Finance receivables outstanding at March 31, 2018 were $805.0 million, a 15.8% increase from $695.0 million in the prior year. Finance receivables increased from continued strong growth in both the core small and large loan portfolios.

For the first quarter ended March 31, 2018, the Company reported total revenue of $72.6 million, a 10.3% increase from $65.8 million in the prior-year period. Interest and fee income for the first quarter of 2018 was $66.2 million, an 11.6% increase from $59.3 million in the prior-year period, primarily due to increases in the small and large loan portfolios compared to the prior-year period. Insurance income, net for the first quarter of 2018 was $3.4 million, a $0.4 million, or 10.9%, reduction from the prior-year period. The decrease was primarily due to the transition in insurance carriers in the prior-year period, causing some of the Company’s insurance claims to impact net credit losses in the first quarter of 2017 instead of insurance income. Other income for the first quarter of 2018 was $3.1 million, an 11.8% increase from the prior-year period.

The provision for credit losses in the first quarter of 2018 was $19.5 million, a 2.0% increase compared to $19.1 million in the prior-year period, while total finance receivables increased 15.8%. Net credit losses were $20.7 million in the first quarter of 2018, an increase of $1.3 million over the prior-year period. The increase over the prior-year period was primarily due to portfolio growth, though it also included $0.7 million of hurricane-related losses and was partially offset by a net $0.4 million reduction in the temporary shift of insurance claims from the insurance line. Annualized net credit losses as a percentage of average finance receivables in the first quarter of 2018 were 10.2%, a 70 basis point improvement from 10.9% in the prior-year period.

General and administrative expenses for the first quarter of 2018 were $34.6 million, an increase of $3.1 million, or 10.0%, from the prior-year period. Annualized general and administrative expenses as a percentage of average finance receivables improved 70 basis points from the prior-year period. General and administrative expenses for the first quarter of 2018 included higher personnel costs related to staffing increases in information technology, centralized collections, and branches to support ongoing loan portfolio growth, as well as higher incentive expense. Sequentially, general and administrative expenses increased $0.6 million, or 1.7%, from the fourth quarter of 2017.

Interest expense was $7.2 million in the first quarter of 2018, compared to $5.2 million in the prior-year period. The increase in interest expense was due to larger long-term debt amounts outstanding from growth in finance receivables, federal funds rate increases, larger unused lines of credit, and incremental debt issuance costs associated with upsizing the senior revolving credit facility and entering into the warehouse credit facility. The Company’s diversified sources of funding continue to position it for long-term growth.

Net income for the first quarter of 2018 was $8.6 million, an increase from $7.6 million in the prior-year period. Diluted earnings per share for the first quarter of 2018 was $0.72, an increase from $0.65 in the prior-year period. Net income in the first quarter of 2017 was boosted by a $1.5 million tax benefit from share-based compensation, while net income for the first quarter of 2018 was positively impacted by approximately the same amount due to the Tax Cuts and Jobs Act of 2017.

2018 De Novo Outlook

As of March 31, 2018, the Company’s branch network consisted of 341 locations. The Company consolidated one location during the first quarter of 2018 and maintains its plan to open between 25 and 30 de novo branches during 2018, all of which should occur during the second half of the year.

Liquidity and Capital Resources

As of March 31, 2018, the Company had finance receivables of $805.0 million and outstanding long-term debt of $550.4 million (consisting of $416.1 million of long-term debt on its $638.0 million senior revolving credit facility, $91.6 million of long-term debt on its $125.0 million revolving warehouse credit facility, and $42.6 million of long-term debt on its amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Tuesday, May 8, 2018, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10004586. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act;

the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)
	1Q 18	1Q 17	$	%
Revenue
Interest and fee income	$66,151	$59,255	$6,896	11.6%
Insurance income, net	3,389	3,805	(416)	(10.9)%
Other income	3,085	2,760	325	11.8%

Total revenue	72,625	65,820	6,805	10.3%

Expenses
Provision for credit losses	19,515	19,134	(381)	(2.0)%

Personnel	21,228	18,168	(3,060)	(16.8)%
Occupancy	5,618	5,285	(333)	(6.3)%
Marketing	1,453	1,205	(248)	(20.6)%
Other	6,293	6,796	503	7.4%

Total general and administrative	34,592	31,454	(3,138)	(10.0)%

Interest expense	7,177	5,213	(1,964)	(37.7)%

Income before income taxes	11,341	10,019	1,322	13.2%
Income taxes	2,697	2,385	(312)	(13.1)%

Net income	$8,644	$7,634	$1,010	13.2%

Net income per common share:
Basic	$0.74	$0.66	$0.08	12.1%

Diluted	$0.72	$0.65	$0.07	10.8%

Weighted-average shares outstanding:
Basic	11,618	11,494	(124)	(1.1)%

Diluted	12,030	11,715	(315)	(2.7)%

Return on average assets (annualized)	4.2%	4.3%

Return on average equity (annualized)	14.1%	14.5%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	1Q 18	1Q 17	$	%
Assets
Cash	$3,247	$3,505	$(258)	(7.4)%
Gross finance receivables	1,056,425	886,350	170,075	19.2%
Unearned finance charges and insurance premiums	(251,469)	(191,346)	(60,123)	(31.4)%

Finance receivables	804,956	695,004	109,952	15.8%
Allowance for credit losses	(47,750)	(41,000)	(6,750)	(16.5)%

Net finance receivables	757,206	654,004	103,202	15.8%
Restricted cash	19,064	8,889	10,175	114.5%
Property and equipment	12,214	11,878	336	2.8%
Intangible assets	10,922	6,981	3,941	56.5%
Deferred tax asset	—	725	(725)	(100.0)%
Other assets	12,156	4,450	7,706	173.2%

Total assets	$814,809	$690,432	$124,377	18.0%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$550,377	$462,994	$87,383	18.9%
Unamortized debt issuance costs	(4,512)	(2,051)	(2,461)	(120.0)%

Net long-term debt	545,865	460,943	84,922	18.4%
Accounts payable and accrued expenses	15,994	15,310	684	4.5%
Deferred tax liability	3,999	—	3,999	100.0%

Total liabilities	565,858	476,253	89,605	18.8%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,294 shares issued and 11,748 shares outstanding at March 31, 2018 and 13,170 shares issued and 11,624 shares outstanding at March 31, 2017)	1,329	1,317	12	0.9%
Additional paid-in-capital	95,272	91,485	3,787	4.1%
Retained earnings	177,396	146,423	30,973	21.2%
Treasury stock (1,546 shares at March 31, 2018 and 2017)	(25,046)	(25,046)	—	0.0%

Total stockholders’ equity	248,951	214,179	34,772	16.2%

Total liabilities and stockholders’ equity	$814,809	$690,432	$124,377	18.0%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	1Q 18		4Q 17		1Q 17
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$370,513	40.1%	$369,241	41.5%	$349,521	42.3%
Large loans	355,784	28.5%	328,759	29.1%	239,033	28.7%
Automobile loans	55,515	15.4%	66,664	15.6%	88,150	16.6%
Retail loans	32,657	18.5%	32,243	19.9%	32,560	18.7%

Total interest and fee yield	$814,469	32.5%	$796,907	33.3%	$709,264	33.4%

Total revenue yield	$814,469	35.7%	$796,907	36.2%	$709,264	37.1%

	Components of Increase in Interest and Fee Income 1Q 18 Compared to 1Q 17 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$2,218	$(1,847)	$(111)	$260
Large loans	8,380	(154)	(74)	8,152
Automobile loans	(1,351)	(248)	92	(1,507)
Retail loans	5	(13)	(1)	(9)
Product mix	(463)	613	(150)	—

Total increase in interest and fee income	$8,789	$(1,649)	$(244)	$6,896

	Net Loans Originated (1)
	1Q 18	4Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 17	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$123,756	$149,299	$(25,543)	(17.1)%	$115,359	$8,397	7.3%
Large loans	88,773	106,680	(17,907)	(16.8)%	57,020	31,753	55.7%
Automobile loans (2)	—	1,927	(1,927)	(100.0)%	8,789	(8,789)	(100.0)%
Retail loans	7,302	8,363	(1,061)	(12.7)%	6,264	1,038	16.6%

Total net loans originated	$219,831	$266,269	$(46,438)	(17.4)%	$187,432	$32,399	17.3%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges
(2)	The Company ceased originating automobile loans in November 2017.

	Other Key Metrics
	1Q 18	4Q 17	1Q 17
Net credit losses	$20,675	$17,954	$19,384
Percentage of average finance receivables (annualized)	10.2%	9.0%	10.9%

Provision for credit losses	$19,515	$19,464	$19,134
Percentage of average finance receivables (annualized)	9.6%	9.8%	10.8%
Percentage of total revenue	26.9%	27.0%	29.1%

General and administrative expenses	$34,592	$34,019	$31,454
Percentage of average finance receivables (annualized)	17.0%	17.1%	17.7%
Percentage of total revenue	47.6%	47.2%	47.8%

Same store results:
Finance receivables at period-end	$792,495	$806,921	$682,218
Finance receivable growth rate	14.1%	12.7%	12.6%
Number of branches in calculation	331	331	329

	Finance Receivables by Product
	1Q 18	4Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 17	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$360,470	$375,772	$(15,302)	(4.1)%	$335,552	$24,918	7.4%
Large loans	363,931	347,218	16,713	4.8%	242,380	121,551	50.1%

Total core loans	724,401	722,990	1,411	0.2%	577,932	146,469	25.3%
Automobile loans	48,704	61,423	(12,719)	(20.7)%	85,869	(37,165)	(43.3)%
Retail loans	31,851	33,050	(1,199)	(3.6)%	31,203	648	2.1%

Total finance receivables	$804,956	$817,463	$(12,507)	(1.5)%	$695,004	$109,952	15.8%

Number of branches at period end	341	342	(1)	(0.3)%	344	(3)	(0.9)%
Average finance receivables per branch	$2,361	$2,390	$(29)	(1.2)%	$2,020	$341	16.9%

	Contractual Delinquency by Aging
	1Q 18		4Q 17		1Q 17
Allowance for credit losses (1)	$47,750	5.9%	$48,910	6.0%	$41,000	5.9%
Current	683,206	84.9%	669,451	81.9%	586,085	84.3%
1 to 29 days past due	69,034	8.6%	86,533	10.6%	63,978	9.2%

Delinquent accounts:
30 to 59 days	14,858	1.8%	18,728	2.2%	13,860	2.1%
60 to 89 days	11,495	1.4%	15,297	1.9%	9,889	1.4%
90 to 119 days	9,656	1.2%	11,339	1.4%	7,569	1.0%
120 to 149 days	7,905	1.0%	8,865	1.1%	6,975	1.0%
150 to 179 days	8,802	1.1%	7,250	0.9%	6,648	1.0%

Total contractual delinquency (2)	$52,716	6.5%	$61,479	7.5%	$44,941	6.5%

Total finance receivables	$804,956	100.0%	$817,463	100.0%	$695,004	100.0%

1 day and over past due	$121,750	15.1%	$148,012	18.1%	$108,919	15.7%

	Contractual Delinquency by Product
	1Q 18		4Q 17		1Q 17
Small loans	$29,586	8.2%	$35,246	9.4%	$26,573	7.9%
Large loans	17,723	4.9%	18,540	5.3%	12,142	5.0%
Automobile loans	3,132	6.4%	4,896	8.0%	4,513	5.3%
Retail loans	2,275	7.1%	2,797	8.5%	1,713	5.5%

Total contractual delinquency (2)	$52,716	6.5%	$61,479	7.5%	$44,941	6.5%

(1) Includes incremental hurricane allowance for credit losses of $1,750 and $2,760 for 1Q 18 and 4Q 17, respectively.

(2) 1Q 18 and 4Q 17 delinquency were each impacted 0.2% by the hurricane-affected branches.

	Quarterly Trend
	1Q 17	2Q 17	3Q 17	4Q 17	1Q 18	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$59,255	$59,787	$63,615	$66,377	$66,151	$(226)	$6,896
Insurance income, net	3,805	3,085	3,095	3,076	3,389	313	(416)
Other income	2,760	2,466	2,484	2,654	3,085	431	325

Total revenue	65,820	65,338	69,194	72,107	72,625	518	6,805

Expenses
Provision for credit losses	19,134	18,589	20,152	19,464	19,515	(51)	(381)
Personnel	18,168	18,387	19,534	19,903	21,228	(1,325)	(3,060)
Occupancy	5,285	5,419	5,480	5,346	5,618	(272)	(333)
Marketing	1,205	1,779	2,303	1,841	1,453	388	(248)
Other	6,796	6,057	6,523	6,929	6,293	636	503

Total general and administrative	31,454	31,642	33,840	34,019	34,592	(573)	(3,138)
Interest expense	5,213	5,221	6,658	6,816	7,177	(361)	(1,964)

Income before income taxes	10,019	9,886	8,544	11,808	11,341	(467)	1,322
Income taxes	2,385	3,751	3,235	923	2,697	(1,774)	(312)

Net income	$7,634	$6,135	$5,309	$10,885	$8,644	$(2,241)	$1,010

Net income per common share:
Basic	$0.66	$0.53	$0.46	$0.94	$0.74	$(0.20)	$0.08

Diluted	$0.65	$0.52	$0.45	$0.92	$0.72	$(0.20)	$0.07

Weighted-average shares outstanding:
Basic	11,494	11,554	11,563	11,592	11,618	(26)	(124)

Diluted	11,715	11,730	11,812	11,875	12,030	(155)	(315)

Net interest margin	$60,607	$60,117	$62,536	$65,291	$65,448	$157	$4,841

Net credit margin	$41,473	$41,528	$42,384	$45,827	$45,933	$106	$4,460

	1Q 17	2Q 17	3Q 17	4Q 17	1Q 18	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$690,432	$727,533	$779,850	$829,483	$814,809	$(14,674)	$124,377

Finance receivables	$695,004	$726,767	$774,856	$817,463	$804,956	$(12,507)	$109,952

Allowance for credit losses	$41,000	$42,000	$47,400	$48,910	$47,750	$(1,160)	$6,750

Long-term debt	$462,994	$497,049	$538,351	$571,496	$550,377	$(21,119)	$87,383

	General & Administrative Expenses Trend
	1Q 17	2Q 17	3Q 17	4Q 17	1Q 18	QoQ $ B(W)	YoY $ B(W)
Legacy operations expenses	$20,773	$19,707	$21,267	$21,715	$22,588	$(873)	$(1,815)
2018 new branch expenses	—	—	—	—	—	—	—

Total operations expenses	20,773	19,707	21,267	21,715	22,588	(873)	(1,815)
Marketing expenses	1,205	1,779	2,303	1,841	1,453	388	(248)
Home office expenses	9,476	10,156	10,270	10,463	10,551	(88)	(1,075)

Total G&A expenses	$31,454	$31,642	$33,840	$34,019	$34,592	$(573)	$(3,138)